EXHIBIT 10.1

THIRD AMENDMENT TO
CONTINENTAL AIRLINES, INC.
INCENTIVE PLAN 2000

(as amended through June 6, 2006)

WHEREAS, Continental Airlines, Inc. (the "Company") has heretofore adopted the Continental Airlines, Inc. Incentive Plan 2000 (as amended through June 6, 2006) (the "Plan"); and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows:

1. Section 13 of the Plan shall be deleted and the following shall be substituted therefor:

"13. AMENDMENT AND TERMINATION OF THE PLAN

(a) Subject to the last sentence of Section 3 hereof, the Board in its discretion may terminate the Plan at any time. Subject to Section 13(b) hereof, the Board shall have the right to amend the Plan or any part thereof from time to time, and the Administrator may amend any Award (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder thereof without the consent of such Holder, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (i) increase the maximum aggregate number of shares that may be issued under the Plan or (ii) change the class of individuals eligible to receive Awards under the Plan.

(b) To the extent stockholder approval of an amendment to the Plan is necessary to satisfy (i) the requirements of Rule 16b-3 of the Exchange Act or (ii) any securities exchange listing requirements of the New York Stock Exchange or other securities exchange on which the Common Stock is then listed, no such amendment shall be effective unless and until so approved by the stockholders of the Company."

2. Section 7 of the Plan is amended by inserting the following new subsection (i) at the end thereof:

"(i) Repricing. Without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares is present or represented by proxy, neither the Board nor the Administrator shall approve either (i) the cancellation of outstanding Options or SARs and the grant in substitution therefore of any new Awards under the Plan having a lower option or exercise price than that of the cancelled Options or SARs specified on the original date of grant, or (ii) the amendment of outstanding Options or SARs to reduce the option or exercise price thereof below the price specified for such Award on the original date of grant. This Section 7(i) shall not be construed to apply to "issuing or assuming a stock option in a transaction to which section 424(a) applies," within the meaning of Section 424 of the Code."

3. The amendments to the Plan set forth in paragraphs 1 and 2 hereof shall be effective as of September 6, 2006.

4. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Board of Directors of the Company has executed this instrument on this 14th day of September, 2006.

CONTINENTAL AIRLINES, INC.

By: /s/ Jeffery A. Smisek

Jeffery A. Smisek

President